STOCK PURCHASE AGREEMENT
BY AND AMONG

SPEEDEMISSIONS, INC.

JUST, INC.

AND

MICHAEL DUNCAN
STEVE MALMGREN

DATED: September 7th, 2005

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of September 7th, 2005, effective as of September 1, 2005, is entered into by and among Speedemissions, Inc., a Florida corporation (the “Purchaser”), Just, Inc., a Utah corporation d/b/a Just Emissions & Inspections (the “Company”) and Michael Duncan and Steve Malmgren (collectively, the “Seller”).

RECITALS

A. The Company owns and operates automotive emissions and safety testing facilities regulated under the State Implementation Plans of Utah (the “Business”);

B. The Seller owns of record and beneficially all the issued and outstanding shares of capital stock of the Company (the “Company Shares”); and

C. The Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Company Shares, for cash and shares of common stock of Purchaser in accordance with and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE OF SHARES

1.1  Purchase and Sale.

The Seller hereby sells, assigns, transfers, conveys and delivers to the Purchaser, and the Purchaser hereby purchases from the Seller, the Company Shares free and clear of all Liens. The purchase and sale of the Company Shares and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall occur at 12:00 noon., on September 7, 2005, or at such other time or on such other date as the Seller and the Purchaser shall agree, (the “Closing Date”). At the Closing, the Seller shall deliver to the Purchaser one or more stock certificates representing the Company Shares together with validly completed stock powers and other instruments of transfer and the Purchaser shall pay the Seller the Purchase Price. It is the parties’ intent that the transactions contemplated hereby shall be deemed effective for all purposes as of September 1, 2005.

1.2  Purchase Price. Purchaser shall pay to Seller as the aggregate consideration for the Company Shares of the following consideration (the “Purchase Price”) cash in the form of a transfer of immediately available funds in an amount equal to US $2,200,000 due and payable at the Closing. Furthermore, Purchaser shall pay to Seller, not later than September 7, 2006: (i) US$100,000, and (ii) such number of shares of common stock of Purchaser as shall be equivalent to US $200,000 calculated by dividing 200,000 by the average closing price for shares of Purchaser on the OTC BB during the five (5) business days prior to September 7, 2005 (“Purchaser’s Shares”).

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Each Seller, jointly and severally, represents and warrants to the Purchaser as follows:

2.1  Organization.

The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Utah with full corporate power and authority to carry on its business, and to own, operate and lease its properties and assets. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in every jurisdiction in which the conduct of its business, the ownership, or lease of its properties and assets require it to be so qualified or licensed except where the failure to be so qualified, licensed would not have a Seller Material Adverse Effect. True, complete and correct copies of the Company’s certificate of incorporation and bylaws, and all foreign qualifications and licenses, as in effect on the date of this Agreement have been made available to the Purchaser (the “Organizational Documents”). Seller will not take any action after the date of this Agreement to amend or otherwise modify the Organizational Documents prior to Closing.

2.2  Capitalization; Title.

The authorized shares of capital stock of the Company consist of One Million Five Hundred Thousand (1,500,000) shares of common stock $1.00 par value (the “Company Common Stock”) of which One Million Four Hundred Eighty-nine Thousand (1,489,000) are issued and outstanding and owned by the Seller and constitute the Company Shares. All the shares of Company Common Stock have been duly and validly authorized and issued and are fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, calls, rights, securities, (including, without limitation, convertible securities), Contracts, commitments, trusts (voting or otherwise), understandings or arrangements of any kind by which the Company is bound to issue any additional shares of capital stock or rights pursuant to which any Person has a right to purchase shares of the Company’s capital stock (collectively, a “Company Option”). Seller owns all of the Company Shares. Neither the Seller nor any of its Affiliates is a party to any Contract, commitment, understanding or arrangement by which any of them is bound or obligated to transfer or assign to any Person any interest, economic or otherwise, in any of the Company Common Stock to any Person. There are no outstanding proxies, agreements, or understandings with respect to the voting of the shares of the Company Common Stock. Upon payment of the Purchase Price to the Seller at the Closing, the Seller will convey good and marketable title to the Company Shares to the Purchaser, free and clear of all Liens. The assignments, endorsements, powers and other instruments of transfer delivered by the Seller to the Company at the Closing will be sufficient to transfer the Seller’s entire interest, legal and beneficial, in the Company Shares. The Company has no Subsidiaries.

2.3  Authorization.

Each of the Seller and the Company has all requisite corporate power and authority to execute, perform and deliver this Agreement and the Collateral Agreements to which it will be a party and to effect and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Seller and the Company of this Agreement has been duly authorized by all requisite corporate action and the execution, delivery and performance by each of the Seller and the Company, as applicable, of the Collateral Agreements to which it will be a party will be duly authorized by all requisite corporate action. No other proceedings by either the Seller or the Company are necessary to authorize this Agreement and the transactions contemplated hereby and, after the due authorization of the Collateral Agreements, no other proceedings will be necessary to authorize the Collateral Agreements to which either the Seller, or the Company will be a party and the transactions contemplated thereby. This Agreement is and the Collateral Agreements to which the Seller, or the Company will be a party when duly executed and delivered will be valid and legally binding obligations of the Seller and the Company, as applicable, enforceable against the Seller or the Company, as applicable, in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

2.4  No Violation.

(a)  Except for Required Consents, the execution, delivery and performance by each of the Seller and the Company, as applicable, of this Agreement and the Collateral Agreements to which the Seller, or the Company will be a party and the fulfillment of and compliance with the terms hereof by each of the Seller and the Company, as applicable, do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) cause Purchaser or the Company to become liable for any Taxes, (ii) constitute a default or event of default under (with due notice, lapse of time or both), (iii) result in the creation of any Lien upon the Company’s properties or assets or any of the Company Shares pursuant to, (iv) give any third party the right to accelerate any obligation under, or (v) result in a violation of: (A) the organizational documents of the Seller or the Company, (B) any applicable Law, or otherwise give Governmental Entity the right or power to revoke, suspend, withdraw, cancel, terminate or modify any governmental authorization, license or permit held by the Company or relating to the Company’s business or assets, (C) any Order or Permit to which the Seller or the Company, or their respective assets, is subject or (D) any Contract to which the Seller, the Company or their respective properties are subject, so as to reasonably be expected to have a Seller Material Adverse Effect or prevent or delay the consummation of the transactions contemplated by this Agreement or the Collateral Agreements. Each of the Seller and the Company, as applicable, has complied with all applicable regulations and Orders in connection with the execution, delivery and performance of this Agreement and will so comply in connection with the Collateral Agreements and the transactions contemplated hereby and thereby.

(b)  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to any Person is required to be obtained, made or taken by the Seller, or the Company in connection with the execution and delivery of this Agreement or the Collateral Agreements or for the consummation of the transactions contemplated hereby or thereby by the Seller, or the Company, except for (i) consents or approvals of third parties, (ii) the Required Consents (as set forth in Schedule 2.4(b)) and (iii) such consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made, individually or in the aggregate, would not have a Seller Material Adverse Effect.

2.5  Financial Statements.

(a)  True and complete copies of the unaudited consolidated balance sheets of the Company as of December 31, 2003 and December 31, 2004 and the related unaudited consolidated statements of income and cash flows for the fiscal years then ended (the “Year-End Financial Statements”) have been delivered to the Purchaser. The Year-End Financial Statements have been prepared in accordance with GAAP and fairly present the consolidated assets, liabilities and financial position of the Company at the indicated dates and the result of operations and cash flows for the periods then ended.

(b)  True and complete copies of the unaudited consolidated balance sheet of the Company as of May 31, 2005 and the related unaudited consolidated statements of income as of and for the period then ended (the “Current Financial Statements” and together with the Year-End Financial Statements are referred to as the “Financial Statements”), have been prepared in accordance with GAAP and present fairly the consolidated assets, liabilities and financial position of the Company at such date and the results of operations for the fiscal quarter then ended subject to normal recurring year-end adjustments but do not contain footnote disclosure that if presented, would not differ materially from those contained in the Year-End Financial Statements.

(c)  As of the Closing, the Company has no liabilities, whether accrued or contingent, known or unknown, or otherwise other than those shown on the Closing Statement.

2.6  Absence of Certain Changes.

Except as set forth on Schedule 2.6, since December 31, 2004, the Company has conducted and operated the Business in the ordinary course. Since such date, there has not been any Seller Material Adverse Effect relating to the assets, operations, liabilities, business, financial condition, or prospects of the Company, and nothing exists or is contemplated or threatened which the Seller reasonably believes is likely to cause such a Seller Material Adverse Effect in the future.

2.7  Contracts.

(a)  Schedule 2.7(a) contains a true and complete list of each of the following Contracts or other arrangements (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered by the Seller to Purchaser prior to the execution of this Agreement), to which the Company is a party or by which any of the Assets or Properties of the Company is bound, and which individually involve the payment, or potential payment, pursuant to the terms of such Contract, by or to the Company, in one transaction or a series of transactions, of more than $5,000 (a “Material Contract”).

(b)  Except as disclosed in Schedule 2.7(b) and except for delivery obligations not more than thirty (30) days past due, the Company has performed in all material respects all obligations required to be performed by it and is not in default in any material respect under or in breach of nor in receipt of any written notice of any claim of default or breach under any Material Contract to which it is subject and no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of non-compliance by it under any Material Contract to which it is subject except for breaches, failures of performance or defaults that, individually or in the aggregate, would not have a Seller Material Adverse Effect. Seller has no knowledge of any existing material breach or anticipated material breach by the other parties to any such Material Contract to which the Company is a party.

2.8  Litigation.

(a)  Except as set forth in Schedule 2.8(a) hereto, there is no Claim pending or, to the best knowledge of the Seller, threatened against the Company or the Company which, if adversely determined, may have a Seller Material Adverse Effect or which challenges or seeks to prevent, enjoin, alter or materially delay the consummation of any of the transactions contemplated by this Agreement or the Collateral Agreements.

(b)  Except as set forth on Schedule 2.8(b) no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to the Company or its properties, is pending or, to the knowledge of the Seller, threatened, other than, in each case, those the outcome of which individually or in the aggregate may have a Seller Material Adverse Effect or which as of the date hereof challenges or seeks to prevent, enjoin, alter or materially delay the consummation of any of the transactions contemplated by this Agreement.

(c)  To the knowledge of the Seller, there exists no fact or circumstance that may give rise to or serve as the basis for any Claim or other legal proceeding.

(d)  Except as disclosed on Schedule 2.8(d), neither the Seller nor the Company, nor any of their respective shareholders, directors, officers and employees, is subject to any Order relating in whole or in part to the Company’s business, assets and properties.

2.9  Tax Matters.

(a)  Except as set forth on Schedule 2.9(a), the Company has timely filed, or had filed on its behalf, all material Tax Returns as to the Company (collectively, the “Company Tax Returns”) required to be filed with regard to all taxes, including without limitation, net or gross income, property, personal property (tangible and intangible), franchise, withholding, payroll, employment, unemployment, social security and Medicare (including interest, additions to tax and penalties) (collectively “Taxes”). All Company Tax Returns are complete and accurate in all material respects. All Taxes applicable for all periods prior to and including the Closing Date have been fully paid or fully reserved against in accordance with GAAP; all Taxes (applicable to the Company) which are required to be with-held or collected by the Company and the Seller have been duly withheld or collected and, to the extent required, have been timely paid to the proper Federal, state, foreign or local authorities (“Taxing Authorities”) or properly segregated or deposited as required by applicable Laws. There are no Liens for Taxes upon any property or assets of the Company, except for Liens for Taxes not yet due and payable. The charges, accruals and reserves for Taxes on the books of the Company are adequate and are at least equal to the Company’s liability for Taxes.

(b)  With respect to the Company Tax Returns, the Seller and the Company are is not aware of any (i) judicial or administrative proceedings, examinations, audits, or written requests for information currently pending by or with any Taxing Authority and (ii) issues or unpaid deficiencies relating to such proceedings. The items relating to the business, properties or operations of the Company on the Tax Returns filed by the Company or the Seller as the parent of an affiliated group of which the Company and the Seller are members for all taxable years since the Seller has owned the Company (including the supporting schedules filed therewith), state accurately the information requested with respect to the Company and such information was derived from the Company’s books and records. All Tax Returns files by the Company and the Seller are true, correct and complete.

(c)  No power of attorney has been granted by the Company or any related party with respect to any matter relating to Taxes of the Company which is currently in force except as set forth on Schedule 2.9(c).

(d)  Neither the Company nor any related party has executed any waiver of the statute of limitations on the right of the IRS or any other Taxing Authority to assess or collect additional Taxes from the Company or to contest the income or loss or any other item with respect to any Company Tax Return.

(e)  Neither the Company nor any related party has taken any action in anticipation of the Closing not expressly required by this Agreement, and not in accordance with past practice that would have the effect of deferring any material liability for Taxes of the Company to any period (or portion thereof) ending after the Closing Date without disclosing the nature and amount of such deferral to the Purchaser.

2.10  Compliance with Law and Applicable Government Regulations.

Except as set forth on Schedule 2.10: (i) the Company is, and at all times since June 30, 2000 has been, in full compliance with all applicable Laws and hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities (the “Permits”) that are required to own, lease or operate their assets and to carry on their businesses,; and (ii) the Company is, and at all times since June 30, 2000 has been, in full compliance in all respects with the terms of the Permits and all applicable Laws. The Company has not received, at any time since June 30, 2000, any notice or other communication, whether oral or written, from any Governmental Entity or any other Person regarding: (A) any actual, alleged, possible or potential violation of any Laws, or (2) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of any remedial action of any nature.

(b)  Schedule 2.10(b) contains a complete and accurate list of each Permit that is held by the Company or otherwise relates to the business of, or to any of the assets owned or used by, the Company. The Company or the Seller has provided the Purchaser with true, correct and complete copies of all Permits. No event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Permit listed or required to be listed in Schedule 2.10(b), or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Permit listed or required to be listed in Schedule 2.10(b), including entering into and consummating the transactions contemplated by this Agreement.

2.11  Environmental Matters.

(a)  The Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither the Seller nor the Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from (i) any Governmental Entity or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any of the Company’s locations, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Liabilities with respect to any of the locations or any other properties or assets (whether real, personal, or mixed) in which Seller or the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller, the Company or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b)  There are no Claims pending, or, to the best knowledge of the Seller, threatened against the Company, which assert any claim or seek any remedial action in connection with any Environmental Laws or other restrictions of any nature, resulting from or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Company’s locations or any other properties and assets (whether real, personal, or mixed) in which Seller or the Company has or had an interest.

(c)  Except for those matters that, individually or in the aggregate, would not have a Seller Material Adverse Effect, none of the Company’s properties are subject to any on-going investigation by, order from or agreement with any Person relating to (i) any Environmental Law or (ii) any remedial action arising from the release or threatened release of a Hazardous Substance into the environment;

(d)  The Company is not subject to any Order alleging or addressing a violation of, or liability under, any Environmental Law;

(e)  The Company has not received any written notice to the effect that it is or may be liable to any Person as a result of the release or threatened release of a Hazardous Substance.

2.12  Title and Related Matters. Schedule 2.12 contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Company. The Company owns all of the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Financial Statements, and all of the properties and assets purchased or otherwise acquired by the Company since May 31, 2005 (except for personal property acquired and sold since May 31, 2005 in the ordinary course of business and consistent with past practice). All properties and assets reflected in the Financial Statements are free and clear of all Liens and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature. As of the Closing, the Company’s bank accounts shall have balances set forth on a closing statement to be executed by the Purchaser and the Seller. Furthermore, the Company has inventory of certificates and stickers having a value of not less than $2,500 on hand at its stores as of the Closing Date.

2.13  Condition and Sufficiency of Assets. The buildings, furniture, computers, structures, fixtures and equipment of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, furniture, computers, structures, fixtures and equipment of the Company are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing.

2.14  Accounts Receivable. All accounts receivable of the Company that are reflected on the Financial Statements or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Financial Statements or on the accounting records of the Company as of the Closing Date which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Current Financial Statements represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging. Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 2.14 contains a complete and accurate list of all Accounts Receivable as of the date of the Current Financial Statements, which list sets forth the aging of such Accounts Receivable.

2.15  Real Estate.

(a)  Schedule 2.15(a) contains a complete and accurate list, as of the date hereof, of the Leased Premises which list identifies the parcels of real property leased by the Company and the 2004 revenue generated by each such parcel as a percentage of the 2004 revenue of the Company. The Purchaser has been provided with a complete and correct copy of each Lease. Each Lease is in full force and effect and, to the Seller’s best knowledge, the Company has not violated, and the landlord has not waived, any of the material terms or conditions of any Lease and, to the Seller’s best knowledge, all the material covenants to be performed by the Company and the landlord under each Lease have been performed in all material respects. Each of the Leased Premises is in good operating condition for its current use and operation in the Business.

(b)  The Company does not own any real property.

2.16  Brokers and Finders.

Neither the Seller nor the Company has employed any broker, agent or finder or incurred any liability for any brokerage fees, agents’ commissions or finders’ fees in connection with the transactions contemplated herein.

2.17  Intellectual Property.

(a)  Except as set forth as Schedule 2.17(a), the Company owns all of the service marks and trademarks used in the Business (collectively the “Intellectual Property”). The Seller or an Affiliate has a valid right to grant the licenses to the service marks and trademarks that it is licensing to the Purchaser pursuant to the Intellectual Property Agreement (collectively, the “Licensed Intellectual Property”).

(b)  Except as set forth in Schedule 2.17(b):

(i)  To the knowledge of the Seller, the Intellectual Property and the Licensed Intellectual Property constitutes all the intellectual property rights or other proprietary rights owned by or licensed to the Company or an Affiliate of the Company for use in the Business. To the knowledge of the Seller, there exist no restrictions on the disclosure, use or transfer of the Intellectual Property (other than the restrictions imposed in the Intellectual Property Agreement). The consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any Intellectual Property.

(ii)  To the knowledge of the Seller, none of the acquired Intellectual Property material to the operation of the Business has been adjudged invalid or unenforceable in whole or part.

2.18  Benefit Plans; Employees.

(a)  Except as set forth in Schedule 2.18(a), with respect to all Business Employees, the Seller does not currently maintain, contribute to or have any liability under any Benefit Plan. With respect to each of the Benefit Plans identified on Schedule 2.18(a), the Seller has made available to the Purchaser true and complete copies of the most recent summary plan or other written description, as well as all personnel, payroll, and employment manuals and policies. Each Benefit Plan listed on Schedule 2.18(a) has been operated in compliance with ERISA, the Internal Revenue Code and other applicable Laws. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service and the Seller is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Other than obligations, arrangements, and practices that are listed on Schedule 2.18(a), the Company has no employee benefit plans, pension plans, welfare plans, or other obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents,. Each Benefit Plan can be terminated within thirty (30) days without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Benefit Plan.

(b)  The Company has never been nor is it currently a party to any collective bargaining or other labor Contract. There is not presently pending or existing, and to the Seller’s knowledge there is not threatened, (i) any strike, slowdown, picketing, or work stoppage, or (ii) any application for certification of a collective bargaining agent. Except as set forth on Schedule 2.18(b), none of Business Employees is covered by any union, collective bargaining or other similar labor agreement.

(c)  Schedule 5.2(a) contains a complete and accurate list of the information contained thereon for the Business Employees.

(d)  No Business Employee of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Seller or the Company by any such employee. To the best of Seller’s knowledge, no officer or other key employee of the Company intends to terminate his employment the Company.

2.19  Absence of Certain Changes and Events.

Except as set forth in Schedule 2.19, since the date of the Current Financial Statements, the Company has conducted its businesses only in the ordinary course of business and there has not been any:

(a)  change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b)  amendment to the Organizational Documents of the Company;

(c)  payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the ordinary course of business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d)  adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

(e)  damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

(f)  entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $10,000;

(g)  sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

(h)  cancellation or waiver of any claims or rights with a value to the Company in excess of $10,000;

(i)  material change in the accounting methods used by the Company; or

(j)  agreement, whether oral or written, by the Company to do any of the foregoing.

2.20  Insurance.

(a) Seller has delivered to Purchaser:

(i)  true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the five (5) years preceding the date of this Agreement;

(ii)  true and complete copies of all pending applications for policies of insurance; and

(iii)  any statement by the auditor of the Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

(b) Schedule 2.20(b) describes:

(i)  any self-insurance arrangement by or affecting the Company, including any reserves established thereunder;

(ii)  any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and

(iii)  all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

(c)  Schedule 2.20(c) sets forth, by year, for the current policy year and each of the five (5) preceding policy years:

(i)  a summary of the loss experience under each policy;

(ii)  a statement describing each claim under an insurance policy for an amount in excess of $1,000, which sets forth:

(A)  the name of the claimant;

(B)  a description of the policy by insurer, type of insurance, and period of coverage; and

(C)  the amount and a brief description of the claim; and

(iii)  a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(d)  Schedule 2.20(d) sets forth:

(i)  All policies to which the Company is a party or that provide coverage to either Seller, the Company, or any director or officer of an Company:

(A)  are valid, outstanding, and enforceable;

(B)  are issued by an insurer that is financially sound and reputable;

(C)  taken together, provide adequate insurance coverage for the assets and the operations of the Company for all risks normally insured against by a Person carrying on the same business or businesses as the Company;

(D)  are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which any of them is bound;

(E)  will continue in full force and effect following the consummation of the Contemplated Transactions; and

(F)  do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

(ii)  Neither Seller nor the Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(iii)  The Company has paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof.

(iv)  The Company have given notice to the insurer of all claims that may be insured thereby.

2.21  Certain Payments. Neither the Company nor any director, officer, agent, or employee of the Company, or to Seller’s best knowledge any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any Laws, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

2.22  Disclosure.

(a)  No representation or warranty of Seller in this Agreement and no statement in the Schedules or any Exhibits hereto omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b)  No notice or supplement given pursuant to Section 9.4 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

(c)  There is no fact known to either Seller that has specific application to either Seller or the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as either Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company (on a consolidated basis) that has not been set forth in this Agreement.

2.23  Relationships With Related Persons. Neither Seller nor any Affiliate of Seller or of the Company has, or since June 30, 2002 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's businesses. Neither Seller nor any Affiliate of Seller or of the Company is, or since January 1, 2003 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the ordinary course of business with the Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Company with respect to any line of the products or services of Company (a "Competing Business") in any market presently served by such Company. Except as set forth in Schedule 2.23, neither Seller nor any Affiliate of Seller or of the Company is a party to any Contract with, or has any claim or right against, the Company.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller and the Company as follows:

3.1  Corporate Organization.

The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida with full corporate power and authority to carry on its business, and to own, operate and lease its properties and assets. The Purchaser is duly qualified or licensed to do business and is in good standing as a foreign corporation in every jurisdiction in which the conduct of its business, the ownership or lease of its properties require it to be so qualified or licensed except where the failure to be so qualified, licensed or would not have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement and the Collateral Agreements (a “Purchaser Material Adverse Effect”).

3.2  Authorization.

The Purchaser has all requisite corporate power and authority to execute, perform and deliver this Agreement and the Collateral Agreements to which it is or will be a party and to effect and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement has been duly authorized by all requisite corporate action and the execution, delivery and performance by the Purchaser of the Collateral Agreements to which the Purchaser will a party will be duly authorized by all requisite corporate action. No other proceedings by the Purchaser are necessary to authorize this Agreement and the transactions contemplated hereby, and after the authorization of the Collateral Agreements, no other proceedings will be necessary to authorize the Collateral Agreements to which the Purchaser will be a party and the transactions contemplated thereby. This Agreement is and the Collateral Agreements to which the Purchaser will be a party when duly executed and delivered will be valid and legally binding obligations of the Purchaser, and enforceable against the Purchaser, in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

3.3  No Violation.

(a)  The execution, delivery and performance by the Purchaser of this Agreement and the Collateral Agreements to which the Purchaser is or will be a party and the fulfillment of and compliance with the terms hereof and thereof by the Purchaser do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default or event of default under (with due notice, lapse of time or both) or (iii) result in a violation of (A) the organizational documents of the Purchaser, (B) any applicable Law or (C) any Law to which the Purchaser is subject. The Purchaser has complied with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement and will so comply in connection with the Collateral Agreements and the transactions contemplated hereby and thereby.

(b)  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to any Person is required to be obtained, made or taken in connection with the execution and delivery of this Agreement or the Collateral Agreements by the Purchaser or for the consummation of the transactions contemplated hereby or thereby and except for such consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made, individually or in the aggregate, would not have a Purchaser Material Adverse Effect or delay the consummation of any of the transactions contemplated by this Agreement.

3.4  Brokers and Finders.

The Purchaser has not employed any broker, agent or finder or incurred any liability for any brokerage fees, agents’ commissions or finders’ fees in connection with the transactions contemplated herein, except for Triton Realty, the fees and expenses of which shall be the exclusive responsibility of Purchaser.

3.5  Purchaser Shares

(a)  The Purchaser Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable.

(b)  All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, sale, issuance and delivery of the Purchaser Shares contemplated herein has been taken. The issuance and sale of the Purchaser Shares contemplated hereby will not give rise to any preemptive rights or rights of first refusal on behalf of any person.

(c)  No consent, approval, authorization or other order of any governmental authority or other third-party is required to be obtained by the Company in connection with the authorization, issue and sale of the Purchaser Shares, except such filings as may be required to be made with the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”), the National Association of Securities Dealers, Inc. (the “NASD”) and the Nasdaq and with any state or foreign blue sky or securities regulatory authority.

(d)  All material reports required to be filed by the Company within the two years prior to the date of this Agreement under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), have been duly filed with the Commission, complied at the time of filing in all material respects with the requirements of their respective forms and, except to the extent updated or superseded by any subsequently filed report, to the best of the Purchaser’s knowledge, were complete and correct in all material respects as of the dates at which the information was furnished, and contained (as of such dates) no untrue statements of a material fact nor omitted to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(e)  The Company is not an “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

(f)  Since December 31, 2004, there have not been any Purchaser Material Adverse Effect in the assets or liabilities, or in the business or condition, financial or otherwise, of the Purchaser’s business and, to the best knowledge of the Purchaser, nothing exists or is contemplated or threatened which the Purchaser reasonably believes is likely to cause such a Purchaser Material Adverse Effect in the future.

ARTICLE 4
CERTAIN COVENANTS

4.1  Post-Closing Access and Cooperation. From and after the Closing Date, the Purchaser agrees, and agrees to cause the Company, to permit the Seller to have reasonable access, during normal business hours, to the Company’s books and records, to the extent that such books and records relate to a Pre-Closing Period, for the purpose of enabling the Seller to: (i) prepare the Tax Returns specified in Section 2.9(a); (ii) investigate or contest any Tax Matter which the Seller has the authority to conduct under Section 2.9(b); and (iii) evaluate any claim for indemnification under Article 7. From and after the Closing Date, the Seller shall provide the Purchaser with reasonable access, during normal business hours, to any records and files of the Seller and its affiliates as the Purchaser or the Company reasonably required in order to (i) prepare tax returns, (ii) investigate or contest any tax issue, and (iii) comply with any Law. the Purchaser shall, within 30 days following a written request by the Seller, provide to the Seller such information as is necessary to enable the Seller to substantiate research tax credits for U.S. federal income tax purposes.

4.2  Collateral Agreements.

On or prior to the Closing Date, the Purchaser shall execute and deliver to the Seller, and the Seller shall execute and deliver to the Purchaser the Collateral Agreements, substantially in the form attached hereto as Exhibit 4.2.

ARTICLE 5
OTHER AGREEMENTS

Each of the parties hereto, as applicable, further agrees as follows:

5.1  Further Assurances.

Subject to the terms and conditions of this Agreement, each of the parties hereto at its own expense, shall use its reasonable efforts, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary and proper under applicable Laws to consummate and make effective as promptly as possible the transactions contemplated by this Agreement and shall cooperate with each other in connection with the foregoing, including without limitation using all reasonable efforts (a) to obtain all necessary waivers, consents, and approvals from other parties to loan agreements, leases, mortgages and other contracts, (b) to obtain all necessary consents, approvals and authorizations as may be reasonably requested by Purchaser in connection with the assignment of Contracts or otherwise, or as are required to be obtained under any Laws, (c) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (d) to fulfill all conditions to the obligations of the parties under this Agreement or the Collateral Agreements.

5.2  Business Employees.

(a)  Schedule 5.2(a) contains a complete and accurate list of all the employees of the Company as of the date specified on such list (the “Business Employees”), showing for each Business Employee the position held and the annual base salary.

(b)  As of the Closing Date, the Purchaser agrees to continue to employ all Business Employees (including those absent due to vacation, holiday, illness, leave of absence or, short-term disability or other approved leave of absence (including under the Family and Medical Leave Act or workers’ compensation), but excluding any Business Employees on long-term disability). The Purchaser shall indemnify, defend and hold harmless the Seller and its Affiliates from any and all claims, causes of actions, charges or suits asserted or brought by any Business Employee arising out of or in connection with the employment or the failure to continue the employment, or the termination of employment, of any Business Employee not in accordance with the terms of this Agreement, including claims for severance or other separation benefits and employment discrimination claims to extent caused by Purchaser’s action or inaction.

(c)  The following employees of the Company shall be guaranteed the continued employment for one (1) year following the Closing with the current salary and benefits: (i) Kay Tate, General Manager; (ii) Emily Small, Office Manager; and (iii) Brad Lloyd, double licensed in all store for service and maintenance jobs; provided, however, that such employees may be terminated for “cause”. “Cause” shall exist if any of such employees (a) fails to perform assigned responsibilities, (b) engages in illegal conduct or gross misconduct, (c) is indicted or convicted of a felony or enters a guilty or nolo contendre plea with respect thereto, (d) materially breaches any of the Company’s written employment policies, (e) habitually uses narcotics or alcohol, or (f) engages in fraud in connection with the business of the Company or misappropriation of the Company’s funds or property.

5.3  Non-Solicitation of Employees.

(a)  None of the Seller, the Company, any of their representatives or any of their Affiliates will at any time prior to 12 months from the Closing Date, directly or indirectly, solicit the employment of any Business Employee without the Purchaser’s prior written consent. The term “solicit the employment” shall not be deemed to include generalized searches for employees through media advertisements, employment firms or otherwise that are not focused on Persons employed by the Purchaser or any successor. This restriction shall not apply to any Transferred Employee whose employment with the Purchaser or its successor is involuntarily terminated by the Purchaser or its successor after the Closing.

(b)  None of the Purchaser, any of its representatives or any of its Affiliates will at any time prior to 12 months from the Closing Date, directly or indirectly, solicit the employment, of any employee of the Seller who is employed by the Seller or the Company. The term “solicit the employment” shall not be deemed to include generalized searches for employees through media advertisements, employment firms or otherwise that are not focused on Persons employed by the Seller. This restriction shall not apply to any employee whose employment with the Seller or the Company or their successors is involuntarily terminated by the Seller after the Closing.

5.4  Non-Competition. For the period ending on the third anniversary of the Closing Date, neither the Seller nor any Affiliate, officer, director, or shareholder of Seller shall compete, directly or indirectly, with Purchaser in the Wasatch Front, Utah trade area as defined by the appropriate administrative agency in the State of Utah. For purposes hereof, “compete” means providing motor vehicle emissions testing services by or through stationary or mobile testing units and facilities.

ARTICLE 6
CLOSING

6.1  Closing.

At the Closing, the following transactions shall take place:

(a)  the Seller shall deliver or cause to be delivered to the Purchaser, against payment by the Purchaser to the Seller of the Purchase Price:

(i)  certificate or certificates representing the Company Shares together with a duly executed stock power and other duly executed instruments of transfer;

(ii)  all the documents, certificates and instruments required to be delivered, or caused to be delivered, by the Seller and the Company.

(iii)  the Collateral Agreements executed by the Seller or the Company, as applicable;

(iv)  executed resignations of all of the members of the Board of Directors of the Company;

(v)  the Company’s stock records and corporate minute book; and

(vi)  a closing statement setting forth the payments and disbursements required to be made in connection with the Closing.

(b)  The Purchaser shall deliver or cause to be delivered to the Seller, against delivery of the certificate or certificates representing the Company Shares duly endorsed for transfer to the Purchaser:

(i)  wire transfer funds to an account designated in writing by the Seller (not less than one business days prior to the Closing Date) in the total amount of $2,200,000;

(ii)  all the documents required to be delivered, or caused to be delivered, by the Purchaser; and

(iii)  a closing statement setting forth the payments and disbursements required to be made in connection with the Closing.

ARTICLE 7
SURVIVAL OF TERMS; INDEMNIFICATION

7.1  Survival of Representations and Warranties.

The representations and warranties of the Purchaser and the Seller contained in this Agreement and in any Collateral Agreement shall survive the Closing solely for purposes of this Article 10 and such representations and warranties shall terminate at the close of business on the date that is thirty six (36) months after the Closing Date, except with respect to those representations and warranties relating to fraud, and any representation and warranty contained in Sections 2.1, 2.2, 2.3, 2.4, 2.8, 2.9, 2.11 and 2.12 of this Agreement, all of which shall survive indefinitely. Neither the Seller nor the Purchaser shall have any liability whatsoever with respect to any such representations or warranties after such date; provided, however, that any representation, warranty, covenant or agreement contained in this Agreement that would otherwise terminate will continue to survive if notice of any claim shall have been timely given under Section 9.4 hereof on or prior to such termination date until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article 7, but only with respect to matters specifically described in such notice(s).

7.2  General Agreement to Indemnify.

(a)  Subject to subsection (e) and (f) of this Section 7.2, the Seller, jointly and severally, and the Purchaser shall indemnify, defend and hold harmless the other party hereto, any Affiliate thereof, and any director, officer or employee of such other party or Affiliate thereof (each an “Indemnified Party”) from and against any and all claims, actions, suits, proceedings, liabilities, obligations, losses, and damages, amounts paid in settlement, interest, costs and expenses (including reasonable attorney’s fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, “Losses”) incurred or suffered by any Indemnified Party to the extent that the Losses arise by reason of, or result from (i) subject to Section 7.1, any breach of any representation or warranty of such party contained in this Agreement or any Collateral Agreement or (ii) the breach by such party of any covenant or agreement of such party contained in this Agreement or any Collateral Agreement to the extent not waived by the other party.

(b)  Whether or not the indemnifying party chooses to defend or prosecute any Third-Party Claim the Seller and the Purchaser shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

(c)  The amount of the Indemnifying Party’s liability under this Agreement shall be net of any applicable insurance proceeds actually received by, and other savings, including Tax savings, that actually reduce the overall impact of the Losses upon, the Indemnified Party. In computing the amount of any such Tax savings, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence of any payment of any indemnified Loss. The indemnification obligations of each party hereto under this Article 7 shall inure to the benefit of the directors, officers and Affiliates of the other party hereto on the same terms as are applicable to such other party.

(d)  The Indemnifying Party’s liability for all claims made under Section 7.2(a) shall be subject to the following limitations:

(i)  the Indemnified Party shall have no liability for any individual item where the Loss relating thereto is less than $20,000 and

(ii)  the Indemnifying Party’s aggregate liability for all such claims shall not exceed $2,500,000.

(e)  The indemnification provided in this Article 7 shall be the sole and exclusive remedy after the Closing Date for damages available to the parties to this Agreement for breach for Losses identified under Section 7.2(a); provided, this exclusive remedy for damages does not preclude a party from bringing an action for specific performance, injunctive relief, or other equitable remedies to require a party to perform its obligations under this Agreement or any Collateral Agreement.

(f)  Notwithstanding anything contained in this Agreement to the contrary, no party shall be liable to the other party for:

(i)  any indirect, special, punitive, exemplary or consequential loss or damage (including any loss of revenue or profit) arising out of this Agreement; provided, that the foregoing shall not be construed to preclude recovery by the Indemnified Party in respect of Losses directly incurred from Third Party Claims; or

(ii)  any Loss due to failure to obtain Required Consents.

(g)  All parties shall employ their reasonable efforts to mitigate their damages.

7.3  General Procedures for Indemnification.

(a)  The Indemnified Party seeking indemnification under this Agreement shall promptly notify the party against whom indemnification is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any action, suit or proceeding by any Third Party, in respect of which indemnity may be sought hereunder and shall give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (unless the Indemnifying Party has suffered material prejudice by such failure). The Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within thirty days of receipt of notice from the Indemnified Party of the commencement of or assertion of any claim, action, suit or proceeding by a third party in respect of which indemnity may be sought hereunder (a “Third-Party Claim”), to assume the defense and control the settlement of such Third-Party Claim that (i) involves (and continues to involve) solely money damages or (ii) involves (and continues to involve) claims for both money damages and equitable relief against the Indemnified Party that cannot be severed, where the claims for money damages are the primary claims asserted by the Third Party and the claims for equitable relief are incidental to the claims for money damages.

(b)  The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third-Party Claim that the other party is controlling, as provided in this Agreement.

(c)  The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld) unless such settlement or judgment relates solely to monetary damages. The Indemnifying Party shall not, without the Indemnified Party’s prior written consent, enter into any compromise or settlement that (i) commits the Indemnified Party to take, or to forbear to take, any action or (ii) does not provide for a complete release by such Third Party of the Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any Third-Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third-Party Claim involves equitable or other non-monetary relief against the Indemnified Party, and shall have the right to settle any Third-Party Claim involving money damages for which the Indemnifying Party has not assumed the defense pursuant to this Section 7.3 with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the Indemnifying Party. Such notice shall specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, and subject to the limitations set forth in Section 9.4, the Indemnified Party and the Indemnifying Party shall establish the merits and amount of such claim by mutual agreement.

(d)  Purchaser shall have the option and right, in its sole discretion, to withhold and offset any amounts for which it is entitled to indemnification from the Seller hereunder against amounts owed to Seller pursuant to Section 1.2 hereof, by giving Seller written notice thereof stating the nature and amount of the of the claim. First, Purchaser shall offset such amounts against the Purchaser Shares until exhausted, and thereafter against the remaining cash consideration to be paid.

ARTICLE 8
DEFINITIONS

8.1  Definitions.

As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with regard to any Person, any Person which, directly or indirectly controls, is controlled by, or is under common control with, such Person. “Control” (including, with correlative meaning, the terms “controlled by” and “under the common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Benefit Plans” means each employee benefit plan within the meaning of Section 3(3) of ERISA covering employees or former employees of Company that Company or Seller maintains or to which Company or Seller contributes (or, with respect to any employee pension benefit plan as defined in Section 3(2) of ERISA has maintained or contributed to in the last three years) or to which Company is a party or by which it is otherwise bound.

“Best Knowledge of the Seller” means the actual knowledge of any of the senior executive officers of the Seller’s management, after reasonable due diligence and inquiry.

“Business” shall have the meaning ascribed to that term in the recitals.

“Business Employees” shall have the meaning ascribed to that term in Section 5.2.

“Claim” means any action, claim, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise.

“Closing” shall have the meaning ascribed to that term in Section 1.1.

“Closing Date” shall have the meaning ascribed to that term in Section 1.1.

“Collateral Agreements” means one or more of the following, as context may dictate, all in substantially the form attached hereto as Exhibit 4.2: the Seller Release Agreement, the Intellectual Property Rights Agreement and the Transition Services Agreement.

“Company” shall have the meaning ascribed to that term in the preamble.

“Company Option” shall have the meaning ascribed to that term in Section 2.2.

“Company Shares” shall have the meaning ascribed to that term in the preamble.

“Company Tax Returns” shall have the meaning ascribed to that term in Section 2.9(a).

“Contract” means any agreement, contract, commitment, instrument or other binding arrangement or understanding, whether written or oral.

“Current Financial Statements” shall have the meaning ascribed to that term in Section 2.5(b).

“Environmental Law” means any and all applicable laws or regulations or other requirements of any Governmental Entity concerning the protection of human health or the environment.

“Financial Statements” shall have the meaning ascribed to that term in Section 2.5(b).

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect on the date of this Agreement. Under this Agreement, all accounting terms not specifically defined herein shall be interpreted, all accounting determinations made and all financial statements prepared in accordance with GAAP.

“Governmental Entity” means any domestic (federal or state), foreign or supranational court, administrative agency or commission, or other governmental or regulatory body, agency, authority or tribunal.

“Hazardous Materials” means all explosive or regulated radioactive materials, hazardous or toxic substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos-containing materials, and all other materials or chemicals regulated under any Environmental Law.

“Indebtedness” with respect to any Person means any obligation of such Person for borrowed money.

“Intellectual Property” shall have the meaning ascribed to that term in Section 2.17(a).

“Law” means any national, federal, state, provincial or local law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree of any country.

“Leased Premises” means all real property, including buildings, fixtures and improvements thereon, that is leased by the Company from a third party which real property is identified on Schedule 2.15(a).

“Licensed Intellectual Property” shall have the meaning ascribed to that term in Section 2.17(a).

“Lien” means any security interest, lien, mortgage, pledge, hypothecation encumbrance, Claim, easement, restriction on transfer or otherwise, or interest of another Person of any kind or nature, whether perfected, unperfected or inchoate.

“Material Contract” shall have the meaning ascribed to that term in Section 2.7(a).

“Order” means any judgment decree, order, injunction, stipulation, rule, consent of or by a Governmental Entity.

“Pension Plan” shall have the meaning ascribed to that term in Section 2.18(a).

“Permits” shall have the meaning ascribed to that term in Section 2.10.

“Permitted Liens” means (i) statutory Liens not yet delinquent, (ii) such imperfections or irregularities of title, Liens, easements, charges or encumbrances as do not materially detract from or interfere with the present use of the properties or assets subject thereto or affected thereby, otherwise impair present business operations at such properties, or do not materially detract from the value of such properties and assets, and (iii) Liens reflected in the Financial Statements or the notes thereto.

“Person” means any corporation, partnership, joint venture, organization, business entity, Authority or natural person.

“Purchaser” shall have the meaning ascribed to that term in the preamble.

“Purchase Price” means the amount payable pursuant to Section 1.2 hereof.

“Purchaser Material Adverse Effect” means any change, effect, event, occurrence, condition, development or state of facts that is, or may be, materially adverse to the business, assets, results of operations or financial condition of the Purchaser, taken as a whole.

“Release” means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, emanation or migration in, into, onto, or through the environment.

“Required Consents” shall mean the items specified as such on Schedule 2.4(b).

“Seller” shall have the meaning ascribed to that term in the preamble.

“Seller Material Adverse Effect” means any change, effect, event, occurrence, condition, development or state of facts that is, or may be, materially adverse to the business, assets, results of operations or financial condition of the Company, taken as a whole.

“Subsidiary” means any Person in which the Company, directly or indirectly, beneficially owns more than fifty percent (50%) of any the equity interest in, or the voting control of, such Person.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxes” shall have the meaning ascribed to that term in Section 2.9(a).

“Taxing Authorities” shall have the meaning ascribed to that term in Section 2.9(a).

“Year-End Financial Statements” shall have the meaning ascribed to that term in Section 2.5(a).

ARTICLE 9
MISCELLANEOUS PROVISIONS

9.1  Amendment and Modification.

Subject to applicable Law, this Agreement may be amended, modified and supplemented only by written agreement of the parties hereto, at any time with respect to any of the terms contained herein.

9.2  Rules of Interpretation.

Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)
Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)	Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(c)
Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(d)
Herein. The words such as “herein,”“hereinafter,”“hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(e)
Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(f)
Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed by the Seller on any one Schedule shall be deemed disclosed for purposes of all other Schedules if reasonably apparent that such matter is relevant, and to the extent any matter disclosed on any Schedule conflicts with any representation, warranty or covenant of the Seller contained in this Agreement, the Seller shall not have any liability with respect such representation, warranty or covenant.

9.3  Waiver of Compliance; Consents.

Any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the other parties hereto, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

9.4  Notices.

All notices, requests demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or four days after mailing, first class certified mail with postage paid, or when delivered by overnight receipted courier service:

(a)	If to the Seller, to:

1061 East 2100 South
Salt Lake City, Utah 84106
Attn: Michael Duncan & Steve Malmgren

with copies to:

Joseph E. Hatch, Esq.
5295 Commerce Drive, Suite 200
Murray, Utah 84107
Fax: (801) 747-1049

or to such other person or address as the Seller shall furnish by notice to the Purchaser in writing.

(b)	If to the Purchaser, to:

Speedemissions, Inc.
1029 Peachtree Parkway North, Suite 310
Peachtree City, Georgia 30269
Attn: Richard A. Parlontieri, CEO

with a copy to:

Cohen Pollock Merlin Axelrod & Small, P.C.
3350 Riverwood Parkway, Suite 1600
Atlanta, Georgia 30309
Attn: Jeffrey T. Leonard, Esq.

or to such other person or address as the Purchaser shall furnish by notice to the Company or Parent in writing.

9.5  Assignment.

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

9.6  Governing Law.

The Agreement shall be governed by the internal law of the State of Georgia, without regard to the principles of the conflict of laws thereof.

9.7  Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.8  Entire Agreement.

This Agreement, including the schedules and exhibits hereto and the documents, certificates and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and supersedes all prior agreements, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions. There are no agreements, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to such transactions, other than those expressly set forth or referred to herein.

9.9  Binding Effect.

This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the signatories to this Agreement and each of their respective successors and permitted assigns.

9.10  Delays or Omissions.

No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

9.11  Severability.

Unless otherwise provided herein, if any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.12  Expenses.

Except as otherwise set forth herein, each party hereto shall bear all of its own expenses, including, without limitation, legal fees and expenses, with respect to this Agreement and the transactions contemplated hereby.

9.13  Public Announcement.

Prior to the signing of this Agreement, the Seller and the Company and the Purchaser have prepared a release announcing the transaction contemplated hereby. Except for such press release, neither the Seller and the Company nor the Purchaser shall, without the approval of the other, make any press release or other announcement concerning the existence of this Agreement or the terms of the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so legally obligated, in which case the other party shall be advised and the parties shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued; provided, that the foregoing shall not preclude communications or disclosures necessary to comply with required federal securities Law disclosure obligations.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER:

SPEEDEMISSIONS, INC.

By: /s/ Rich Parlontieri
Name: Rich Parlontieri
Title: President/CEO

COMPANY:

JUST, INC.

By: /s/ Michael Duncan
Name: Michael Duncan
Title: President

SHAREHOLDERS:

/s/ Michael Duncan
MICHAEL DUNCAN

/s/ Steve Malmgren
STEVE MALMGREN

Disclosure Schedule - Exhibit to Sales Agreement

Schedule 2.4 (b)	None

Schedule 2.6	Not applied.

Schedule 2.7 (a)	No such contracts, all liabilities are being paid out of closing proceeds.

Schedule 2.7 (b)	Not applied.

Schedule 2.8 (a)	Ford Motor lawsuit, copies of pleadings have been provided to Purchaser - case has been dormant, $30,000 to be held for two years in reserve in escrow with Joe Hatch.

Schedule 2.8 (b)	Nothing

Schedule 2.8 (d)	Nothing

Schedule 2.9 (a)	All liability will be paid out of escrow, per the terms of the Closing Statement

Schedule 2.9 (c)	Michael Lofgran
Jackson & Evans
10421 Jordan Gateway, Suite 550
South Jordan, UT 84095

Schedule 2.10	Nothing

Schedule 2.10 (b)	All outstanding permits have been disclosed on attached list.

Schedule 2.12	All real property leases have been provided.

Schedule 2.14	No accounts receivable

Schedule 2.17 (a)	None

Schedule 2.18 (a)	None

Schedule 2.18 (b)	None

Schedule 5.2 (a)	A complete list of all current employees is attached.

Schedule 2.19	None

Schedule 2.23	None